UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2018

Millennium Investment & Acquisition Co. Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

811-22156

(Commission File Number)

20-4531310

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Items

Corporate Update on SMC Global

Millennium Investment and Acquisition Co. Inc. (“MILC”) currently owns 11,504,690 shares of SMC Global Securities, Ltd (“SMC Global”). As previously disclosed, effective December 31, 2017, MILC established a value of $1.22 per SMC Global share which translates to a total value of MILC’s SMC Global holding of approximately $14 million.

SMC Global has notified MILC that it is pursuing a direct listing of its shares on the primary exchanges in India – the Bombay Stock Exchange and the (“BSE”) and the National Stock Exchange (“NSE”). There can be no assurance as to when or if such a listing will occur.

In addition, MILC has retained Nomura Financial Advisory and Securities (India) Private Limited to market MILC’s shareholdings in SMC Global. MILC believes that the current investment climate in India and continued improved financial performance by SMC Global may allow MILC to sell a significant portion of its holdings at an attractive price. MILC also believes that providing purchasers a liquidity option through the direct listing of SMC Global’s shares on the BSE and the NSE should help investor appetite. There can be no assurance as to when or if a sale will occur and, if a sale occurs, how many shares MILC will sell and what the ultimate price per share will be.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2018

MILLENNIUM INVESTMENT & ACQUISITION COMPANY, INC.

By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer